 Financial Corporation

Contact: Ronald J. Nicolas, Jr.
Investor Relations Department
Aames Financial Corporation
(323) 210-5311

For Immediate Release

Aames Financial Corporation completes $150.0 million securitization and $383.4 million of whole loan sales; announces record quarterly loan production of $683.3 million during the three months ended June 30, 2001; renews $200.0 million warehouse facility and successfully negotiates revised financial covenants under all of its revolving warehouse and repurchase facilities.

Los Angeles, CA., July 23, 2001 Aames Financial Corporation (NYSE: AAM), a leader in subprime home equity lending, announced today the successful completion of a $150.0 million asset backed securitization and $383.4 million in whole loan sales during the recently completed quarter-ended June 30, 2001.

Loan securitization and whole loan sales

The Company announced that it closed a $150.0 million securitization transaction of fixed rate mortgage loans during the June 30, 2001 quarter. The Company sold the residual interest created in the securitization for cash to an affiliate of the Company's largest stockholder under its Residual Forward Sale Facility. The Company also sold for cash the servicing rights and prepayment penalties in the transaction to Countrywide Home Loans, Inc.

The Company also announced that it sold $383.4 million of its Alt A, second mortgage and ARM/Hybrid mortgage loan production through whole loan sales in the secondary market for cash on a servicing-released basis.

"We continue to try to optimize execution between the securitization and whole loan markets to balance our cash flow needs while maximizing opportunities in the secondary mortgage market," said A. Jay Meyerson, Chief Executive Officer. "The mix of securitization and whole loan sales transactions during the quarter reflects that strategy," Meyerson continued. "We continue to see improvements in the quality and pricing of our loan production," said John Kohler, Executive Vice President, Capital Markets and Secondary Marketing. "During the June 30, 2001 quarter, we sold approximately 70% of our production through whole loan sales to capitalize on pricing opportunities in the whole loan sale market," Kohler continued. "Our $150.0 million securitization during the June 2001 quarter was our fourth consecutive quarterly securitization. We remain committed to pursuing a balanced loan disposition strategy by accessing both the whole loan sale and securitization markets."

Record loan production of $683.3 million during the June 2001 quarter, an increase of $155.1 million from the June 2000 quarter

During the three months ended June 30, 2001 the Company's total loan production was $683.3 million, an increase of $155.1 million, or 29.4%, from the $528.2 million of total loan production reported during the comparable three-month period a year ago. Total retail loan production increased $116.9 million, or 52.6%, to $339.0 million during the quarter ended June 30, 2001, compared to $222.1 million during the quarter ended June 30, 2000. Retail loan production through the Company's branch network increased $94.6 million, or 43.7%, to $311.1 million during the quarter ended June 30, 2001, compared to $216.5 million during the quarter ended June 30, 2000. Retail loan production through the Internet increased $22.3 million to $27.9 million during the quarter ended June 30, 2001, compared to $5.6 million during the quarter ended June 30, 2000. Broker loan production increased $38.2 million, or 12.5%, to $344.3 million during the quarter ended June 30, 2001, compared to $306.1 million during the quarter ended June 30, 2000.

Meyerson stated, "We are pleased by the continuing growth in our loan production through our traditional retail and broker channels, as well as by the growth of loan production through the Internet."

Renewal of $200.0 million revolving repurchase facility; Company successfully negotiates revised financial covenants under all of its revolving warehouse and repurchase facilities

During the June 2001 quarter, the Company extended to June 2002 the term of one of its committed repurchase facilities previously scheduled to expire in June 2001. With the recent renewal of this $200.0 million revolving repurchase facility, the Company has access to approximately $790.0 million in committed revolving warehouse and repurchase facilities with which to fund its retail, broker and Internet loan production.

Meyerson said, "During the June 30 2001 quarter, the Company successfully negotiated financial covenant amendments under all of its revolving warehouse and repurchase facilities effective as of March 31, 2001. These amendments enabled the Company to meet its financial covenants at March 31, 2001, April 30, 2001 and May 31, 2001 and better enables the Company to meet its financial covenants going forward."

Aames Financial Corporation is a leading home equity lender, and at June 30, 2001 operated 99 retail branch offices, 5 wholesale loan centers and 1 Internet/Call center nationwide.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in the Company's securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans sold; government regulation; changes in federal income tax laws; ability to pay dividends and the concentrated ownership of the Company's controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2000 and subsequent filings by the Company with the United States Securities and Exchange Commission.